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                                                                    EXHIBIT 99.1

                          ANNUAL SERVICER'S CERTIFICATE
                               NATIONAL CITY BANK
                     NATIONAL CITY CREDIT CARD MASTER TRUST

The undersigned, a duly authorized representative of National City Bank, as Servicer (in such capacity, "National City"), pursuant to the Pooling and Servicing Agreement dated as of June 1, 1995 as amended and restated as of July 1, 2000, and as supplemented from time to time (the "Agreement"), between National City, as Seller and Servicer, and The Bank of New York, as Trustee, does hereby certify as follows:

          1. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

          2. National City is, as of the date hereof, the Servicer under the Agreement.

          3. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

          4. This Certificate relates to the activities of the Servicer for January 1, 2002 through December 31, 2002 and a review of such activities and of the Servicer's performance under the Agreement was conducted under my supervision.

          5. Based on such review, to the best knowledge of the undersigned, the Servicer has performed in all material respects all its obligations under the Agreement through the yearly period and no default in the performance of such obligations has occurred or is continuing.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate this 31st day of March, 2003.


                        NATIONAL CITY BANK
                        as Servicer

                        By: /s/ Thomas A. Chandler
                           ----------------------------
                           Name: Thomas A. Chandler
                           Title:  Senior Vice President - Credit Card Finance